                                                                  EXHIBIT 12.1

                         ALEXANDRIA REAL ESTATE EQUITIES, INC.

            COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED
                        CHARGES AND PREFERRED STOCK DIVIDENDS
                            (in thousands, except ratios)

                                                                                                               The Period
                                                                                                               October 27,
                                                                                                                   1994
                                                   For the                                                     (inception)
                                                 Three Months                  Year Ended December 31,            though
                                                 Ended March 31,    ---------------------------------------    December 31,
                                                      1999           1998       1997       1996      1995          1994
                                                 ---------------    -------    --------    ------    ------    ------------
Earnings (Loss):................................   $ 5,298          $19,403    $(2,797)    $2,175    $  866       $(648)
Add back:
    Interest Expense............................     4,963           14,033      7,043      6,327     3,553         328
    Write-Off of Unamortized Loan Costs.........       --               --       2,295        --        --          --
    Acquisition LLC Financing Costs.............       --               --       6,973        --        --          --
                                                   -------          -------    -------     ------    ------       ------
        Earnings Available for Fixed Charges....    10,261           33,436    $13,514     $8,502    $4,419       $(320)
                                                   -------          -------    -------     ------    ------       ------
Combined Fixed Charges:
    Interest Incurred...........................     5,710           16,232    $ 7,139     $6,327    $3,553       $ 328
    Write-Off of Unamortized Loan Costs(a)......       --               --       2,295        --        --          --
    Acquisition LLC Financing Costs(b)..........       --               --       6,973        --        --          --
    Preferred Dividends.........................       --               --       3,038      1,590       --          --
                                                   -------          -------    -------     ------    ------       ------
        Fixed Charges...........................     5,710           16,232    $19,445     $7,917    $3,553       $ 328
                                                   -------          -------    -------     ------    ------       ------
Ratio of Earnings to Fixed Charges and Preferred
    Stock Dividends(c)..........................     1.80              2.06       0.69       1.07      1.24           --
Excess of Fixed Charges Over Earnings...........       --            $   --     $ 5,931     $  --     $  --        $ 648

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(a)  This amount represents unamortized loan costs associated with debt retired in connection with the IPO.

(b) This amount represents the portion of the purchase price of the membership interests in ARE Acquisitions, LLC (the "Acquisition LLC") paid by the Company in excess of the cost incurred by the Acquisition LLC to acquire the three Life Science Facilities owned by it.

(c) For purposes of calculating the consolidated ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest incurred (including amortization of deferred financing costs and capitalized interest), write-off of unamortized loan costs, Acquisition LLC Financing Costs (see Note (b)), and preferred stock dividends.